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Exhibit 99.1

        Yahoo! Reports Fourth Quarter, Year End 2001 Financial Results

        Yahoo! Exceeds Expectations with Fourth Quarter Revenue of $189 Million, and Pro Forma Net Income of $17 Million or $0.03 Per Share

SUNNYVALE, Calif.—Jan. 16, 2002—Yahoo! Inc. (Nasdaq: YHOO) today reported results for the fiscal fourth quarter and the fiscal year ended Dec. 31, 2001. Net revenues for the fourth quarter ended Dec. 31, 2001 totaled $188.9 million, compared to net revenues of $310.9 million for the fourth quarter ended Dec. 31, 2000. Pro forma net income for the fourth quarter of 2001 was $16.7 million or $0.03 per share diluted (1). This compares to pro forma net income of $80.2 million or $0.13 per share diluted for the fourth quarter of 2000 (1). On a GAAP (Generally Accepted Accounting Principles) basis, the net loss for the fourth quarter ended Dec. 31, 2001, which includes restructuring costs of $16.8 million, was $8.7 million or $0.02 loss per share diluted. The GAAP net loss for the fourth quarter ended Dec. 31, 2000, which includes a write-down and loss on certain equity investments of $164.6 million, was $97.8 million or $0.17 loss per share diluted.

        Net revenues for fiscal 2001 were $717.4 million compared to net revenues of $1,110.2 million in fiscal 2000. Pro forma net income in fiscal 2001 was $41.4 million or $0.07 per share diluted compared to pro forma net income of $291.0 million or $0.48 per share diluted in fiscal 2000 (1). On a GAAP basis, the net loss for fiscal year 2001, which includes $62.2 million of restructuring and acquisition-related costs, was $92.8 million or $0.16 loss per share diluted. This compares to GAAP net income of $70.8 million or $0.12 per share diluted for fiscal year 2000, which includes $22.8 million of acquisition-related costs.

        "While 2001 was a year of challenges and transition, Yahoo! adapted and executed to end the year on a high note, with fourth quarter revenues and income exceeding the business outlook we previously provided. As we reorganized the business and reduced costs throughout the year, Yahoo! managed through the difficult environment. We continue to focus on long-term growth as we execute our strategy of building a diversified global business," said Terry Semel, chairman and chief executive officer, Yahoo!.

Leading Global Audience

        During the fourth quarter, Yahoo!'s strong consumer metrics underscored the company's leadership position among online consumers. Yahoo!'s global network continues to be the worldwide leader in terms of unique users, reach, and total time spent (Nielsen//NetRatings, November 2001). Yahoo!'s global audience grew to 219 million unique users, compared to 180 million in the fourth quarter of 2000. In addition, a record 86 million active registered members logged onto Yahoo! during December 2001. The company's traffic increased to a record 1.32 billion page views per day on average during December 2001, compared to 900 million in December 2000.

Global Business Strategy

        In November 2001, Yahoo! outlined the company's strategy and key priorities in order to achieve sustainable, profitable growth over the long term. As part of the overall strategy, Yahoo! realigned the organization around six key businesses in order to become more focused and efficient: listings, access, commerce, communications, media and information and enterprise solutions.

        "We remain steadfast in our strategy to build a diversified global business by focusing our efforts and leveraging our core strengths to provide deeper, more valuable solutions for our consumers and business partners. In the fourth quarter we executed on a number of initiatives to support our new business strategy and our goal is to maintain that momentum as we enter 2002," said Semel.

        "Yahoo!'s organizational strategy for 2002 and beyond is to ensure that we are in the right businesses, with the structure and people to achieve maximum potential from the opportunities we see," said Jeff Mallett, president and chief operating officer, Yahoo!. "We have made significant progress on our goals during a particularly challenging economic period and we will continue to leverage the strength of our six business areas in order to position ourselves for growth."

Business Outlook

        "We are very pleased with our strong fourth quarter performance and we remain committed to operating in a financially disciplined manner as we manage through the ongoing challenging economic environment," said Susan Decker, chief financial officer, Yahoo!. "To support our stated financial objective of maximizing long term free cash flow, we are focused in the near term on balancing short term profitability with the investment required to drive sustainable growth and, in the longer term, increasing revenue per user. We are extremely excited about the future, as we have created a strong foundation that will serve as a platform to permit us to drive profitable growth in the years ahead."

        Based on information as of January 16, 2002, and excluding the effects of the pending acquisition of HotJobs and of any other potential acquisitions, the company expects revenues for the first quarter 2002 to be between $160 and $180 million, and between $750 and $800 million for the full year 2002.

        On that same basis, in the first quarter 2002, Yahoo! expects pro forma earnings before interest, depreciation and amortization (EBITDA) to range from $5 to $15 million and pro forma earnings per share (EPS) to be $0.01 or $0.02. For the full year 2002, pro forma EBITDA is expected to be between $70 and $100 million and pro forma EPS to be in the range of $0.07 to $0.10.

        The Business Outlook for the company as of today will be available on the company's Investor Relations Web site throughout the current quarter. It is currently expected the full Business Outlook will not be updated until the release of Yahoo!'s next quarterly earnings announcement; however, Yahoo! reserves the right to update the full Business Outlook or any portion thereof at any time for any reason.

Quarterly Conference Call

        Yahoo! will host a conference call today to discuss fourth quarter and year end results at 5:00 p.m. Eastern Time. A live Webcast of the conference call can be accessed at http://webevents.broadcast.com/yahoo/011602. In addition, a replay of the call will be available for 48 hours following the conference call and can be accessed through the "Conference Calls" area of the company's Investor Relations Web site at http://www.yahoo.com/info/investor, or by calling (800) 633-8284, reservation No. 20087964.

About Yahoo!

        Yahoo! Inc. is a leading global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 219 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. Through Yahoo! Enterprise Solutions, the company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. The company's global Web network includes 24 World properties. Headquartered in Sunnyvale, Calif., Yahoo! has offices in Europe, Asia, Latin America, Australia, Canada and the United States.

        This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the slower spending environment for advertising sales; the actual increases in demand by customers for Yahoo!'s premium and corporate services; the ability to successfully change the customer mix among Yahoo!'s advertising customers; general economic conditions (including the effects of the terrorist attacks on the United States on Sept. 11, 2001 and related events); the ability to adjust to changes in personnel, including management changes; and the dependence on third parties for technology, content and distribution. All information set forth in this release and its attachments is as of Jan. 16, 2002, and Yahoo! undertakes no duty to update this information. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2000 and Quarterly Report on Form 10-Q for the quarterly period ended Sept. 30, 2001, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!'s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2001 which will be filed with the SEC in the near future.

(1)
Pro forma net income and net income per share calculations for all 2001 and 2000 periods exclude acquisition-related and restructuring charges, amortization of intangibles and stock compensation, employer payroll taxes on gains realized by employees from non-qualified stock option exercises, investment gains and losses, and income related to a contract termination fee.

# # #

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of
Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:
Diana Lee, Yahoo! Inc., (408) 349-6501, dianalee@yahoo-inc.com
Nicole Waddell, Fleishman-Hillard, (415) 356-1037, waddelln@fleishman.com

Investor Relations Contact:
Cathy La Rocca, Yahoo! Inc., (408) 349-5188, cathy@yahoo-inc.com

Yahoo! Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
Net revenues	$188,911	$310,873	$717,422	$1,110,178
Costs and expenses:
Cost of revenues	37,301	40,071	157,001	149,744
Sales and marketing	90,665	122,252	382,826	407,854
Product development	30,339	29,179	121,012	102,382
General and administrative	19,506	17,974	78,141	65,511

Total costs and expenses	177,811	209,476	738,980	725,491

Pro forma income (loss) from operations	11,100	101,397	(21,558)	384,687
Investment income, net	22,452	27,901	101,905	89,939
Minority interests in operations of consolidated subsidiaries	(1,465)	124	(693)	(5,298)

Pro forma income before income taxes	32,087	129,422	79,654	469,328
Provision for income taxes	15,402	49,180	38,234	178,345

Pro forma net income	$16,685	$80,242	$41,420	$290,983

Pro forma net income per share - diluted	$0.03	$0.13	$0.07	$0.48

Shares used in per share pro forma calculation - diluted	598,244	599,518	596,545	610,678

Supplemental Financial Data
Pro forma EBITDA (1)	$28,495	$111,077	$43,622	$410,605
Pro forma after tax cash earnings (2)	$34,175	$90,897	$107,229	$322,546
Pro forma after tax cash earnings per share - diluted	$0.06	$0.15	$0.18	$0.53

The above unaudited pro forma condensed consolidated statements of operations are not a presentation in accordance with generally accepted accounting principles as they exclude the effects of the following (in thousands):

Pro forma net income	$16,685	$80,242	$41,420	$290,983
Amortization of intangible assets	(18,449)	(7,661)	(64,085)	(28,328)
Payroll taxes on option exercises	(197)	(2,566)	(1,310)	(14,856)
Stock compensation expense	(989)	(3,708)	(9,096)	(20,898)
Restructuring costs	(16,771)	-	(57,471)	-
Acquisition-related costs	-	-	(4,750)	(22,785)
Other income, net:
Investment gains (losses), net	879	(164,617)	(26,623)	(118,943)
Contract termination fee	-	-	9,000	-
Goodwill amortization of Yahoo! Japan equity investment	(1,786)	(1,786)	(7,144)	(4,697)
Supplemental provision for income taxes (3)	11,969	2,277	27,271	(9,700)

Reported net income (loss)	$(8,659)	$(97,819)	$(92,788)	$70,776

(1)
Defined as income (loss) from operations before depreciation and amortization, stock compensation expense, and acquisition-related costs and restructuring charges.

(2)
Defined as pro forma net income before depreciation but after payroll taxes on option exercises.

(3)
Supplemental provision for income taxes reflects a pro forma effective tax rate of 48% for 2001 and a pro forma effective tax rate of 38% for 2000.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
Net revenues	$188,911	$310,873	$717,422	$1,110,178
Costs and expenses:
Cost of revenues	37,301	40,071	157,001	149,744
Sales and marketing	90,665	122,252	382,826	407,854
Product development	30,339	29,179	121,012	102,382
General and administrative	19,506	17,974	78,141	65,511
Payroll taxes on option exercises	197	2,566	1,310	14,856
Stock compensation expense	989	3,708	9,096	20,898
Amortization of intangibles	18,449	7,661	64,085	28,328
Restructuring costs	16,771	—	57,471	—
Acquisition-related costs	—	—	4,750	22,785

Total costs and expenses	214,217	223,411	875,692	812,358

Income (loss) from operations	(25,306)	87,462	(158,270)	297,820
Investment income (loss), net	21,545	(138,502)	77,138	(33,701)
Minority interests in operations of consolidated subsidiaries	(1,465)	124	(693)	(5,298)

Income (loss) before income taxes	(5,226)	(50,916)	(81,825)	258,821
Provision for income taxes	3,433	46,903	10,963	188,045

Net income (loss)	$(8,659)	$(97,819)	$(92,788)	$70,776

Net income (loss) per share - diluted	$(0.02)	$(0.17)	$(0.16)	$0.12

Shares used in per share calculation - diluted	571,928	559,872	569,724	610,678

Yahoo! Inc.
Unaudited Consolidated Summary Balance Sheet Data
(in thousands)

	December 31, 2001	December 31, 2000
ASSETS
Cash, cash equivalents, and investments
in marketable debt securities (1)	$1,730,655	$1,688,666
Accounts receivable, net	68,648	90,561
Property and equipment, net	131,648	109,781
Investments in marketable equity securities	34,852	87,545
Other assets, net	427,674	293,023

Total assets	$2,393,477	$2,269,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$287,051	$226,184
Deferred revenue	109,402	117,165

Total liabilities	396,453	343,349

Minority interests in consolidated subsidiaries	30,007	29,313
Stockholders' equity	1,967,017	1,896,914

	$2,393,477	$2,269,576

(1)
Cash, cash equivalents, and investments in marketable debt securities include restricted amounts of $259 million and $30 million at December 31, 2001 and 2000, respectively.

Yahoo! Inc.
Unaudited Consolidated Summary Cash Flows Data
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(8,659)	$(97,819)	$(92,788)	$70,776
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36,041	19,907	130,575	69,102
Tax benefits from stock options	(4,055)	46,991	2,003	172,525
Noncash restructuring costs	3,132	—	14,790	—
Other noncash items	2,580	166,805	37,856	144,822
Change in working capital	(16,056)	(56,946)	14,414	52,482

Net cash provided by operating activities	12,983	78,938	106,850	509,707

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net of proceeds from disposals	(14,342)	(28,628)	(86,211)	(94,413)
Purchases of equity securities	(1,800)	(16,989)	(11,275)	(106,675)
Sales of equity securities	8,921	15,200	23,280	15,200
Acquisitions and dispositions, net of cash acquired	—	—	(14,478)	2,726

Net cash used in investing activities	(7,221)	(30,417)	(88,684)	(183,162)

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
Proceeds from issuance of Capital Stock, net	21,006	29,379	83,875	352,279
Repurchase of Capital Stock	—	—	(59,988)	—
Other	(8,771)	296	(64)	5,541

Net cash provided by financing activities and other	12,235	29,675	23,823	357,820

Net change in cash, cash equivalents, and marketable debt securities	17,997	78,196	41,989	684,365
Cash, cash equivalents, and investments in marketable debt securities at beginning of period	1,712,658	1,610,470	1,688,666	1,004,301

Cash, cash equivalents, and investments in marketable debt securities at end of period	$1,730,655	$1,688,666	$1,730,655	$1,688,666

Yahoo! Inc.
Fourth Quarter 2001 Operating Highlights
January 16, 2002

Audience Growth, Usage and Loyalty

  •
  Yahoo!'s audience across its global network grew to 219 million unique users during December 2001, up from 180 million in December 2000. A record 86 million active registered members logged into their personalized Yahoo! services during December 2001, up from 60 million in December 2000.

  •
  Yahoo!'s traffic increased to a record 1.32 billion page views per day on average during December 2001, compared to 900 million in December 2000. Yahoo! Japan and Yahoo! Europe's traffic, which is included in these page view totals, totaled more than 196 million and 72 million page views per day on average in December 2001, respectively.

  •
  Yahoo! was ranked the number one global Web destination for the 18th consecutive month. Yahoo! has the largest global reach, reaching 52.4 percent of the global Internet population. (Nielsen//Netratings Global Internet Index, November 2001, Home Panel Only)

  •
  More time is spent on Yahoo! than on any other portal. An average U.S. Yahoo! consumer spends 2 hours and 15 minutes per month. (Nielsen//Netratings, November 2001)

  •
  According to Brand Asset Valuator® (Young and Rubicam, December 2001), the U.S. population ranks Yahoo! first among all Internet companies in terms of brand equity. According to the study, Yahoo! is also perceived as being one of the most revolutionary brands, being dynamic, innovative, up-to-date, a leader, fun and progressive.

  •
  Yahoo! is the number one Internet property in Argentina, Hong Kong, India, Ireland, Japan, Singapore, and Taiwan, and the number two Internet property in Australia, Canada, Korea, Mexico, New Zealand, the United Kingdom, and the United States. Yahoo! is in the top five in Brazil, France, Germany, and Spain. (Nielsen//Netratings, November 2001)

Appointments

  •
  The company announced the appointment of Gary L. Wilson and Ronald W. Burkle to its Board of Directors. Wilson, 61, is chairman of the Board of Directors of Northwest Airlines, the world's fourth largest airline. Burkle, 48, is founder and managing partner of The Yucaipa Companies, widely known for its leadership in acquisitions, mergers and management of large retail and distribution companies.

  •
  During the quarter, Yahoo! also announced the appointment of John Costello as chief global marketing officer. Costello will be responsible for leading Yahoo!'s worldwide strategic branding as well as supporting the company's product marketing initiatives.

Major Announcements

        In the fourth quarter of 2001, Yahoo! entered into a number of major agreements. Highlights include the following:

  •
  In December, Yahoo! announced the company had entered into a definitive agreement to acquire HotJobs.com, Ltd. The acquisition will accelerate the growth of Yahoo!'s listings business by instantly positioning Yahoo! as the number two player in the online recruiting segment, one of the fastest growing opportunities within online classifieds.

  •
  In November, Yahoo! announced the company had entered into a landmark strategic alliance with SBC Communications to provide Internet access to millions of consumers in SBC's service area. SBC and Yahoo! are joining access with compelling content to offer a first-of-its-kind service. Partnering with the largest DSL provider in the country leapfrogs Yahoo! into a top three position in the race to provide broadband Internet access.

  •
  Yahoo! also announced the launch of Yahoo! Sponsor Matches, an enhanced placement program to give partner Web sites increased visibility in Yahoo!'s search results. Yahoo! introduced the program through an alliance with Overture Services Inc., formerly GoTo, the leading provider of Pay-For-Performance search to Web sites across the Internet.

  •
  Yahoo! Europe also formed an alliance with Espotting Media to launch Yahoo! Sponsored Matches in five European countries—the United Kingdom, Germany, France, Italy and Spain—powering 2.5 billion search requests over the next year.

  •
  In Brazil, Yahoo! announced the company would acquire Cade?, that country's leading search engine. The deal further supports Yahoo!'s commitment to grow its international properties and maintain a leadership position in key markets around the world.

Essential Marketing Solutions

  •
  Yahoo! served 3,795 advertisers and merchants during the fourth quarter. Yahoo! clients include 31 of the Fortune 50 and 52 of the Fortune 100 advertisers.

  •
  New accounts and major brands served in the fourth quarter include American Eagle Outfitters, Hearst Business Media, Hilton Hotels, Penguin Putnam, Seagrams, Target Stores and Toshiba. Internationally, Yahoo! signed marketing agreements with major brand name companies around the world including: Alitalia, L'Oreal, Virgin Music, and Vodafone in Europe; MasterCard and Proctor & Gamble in Australia & New Zealand; JVC, Lufthansa, and Singapore Airlines in Asia; and IBM in Latin America.

  •
  Yahoo! announced it has teamed with Arnold MPG to develop marketing solutions for leading global advertisers. This agreement represents the first upfront commitment made by an agency for strictly online marketing programs with an online media company.

  •
  As outlined in the December 17, 2001 issue of Advertising Age, Yahoo! was the leader among all competitors in the Advertising Age Survey of Agency Satisfaction. Yahoo! placed first in all categories evaluated including overall score, responsiveness, willingness to negotiate, flexibility, ability to customize programs, understanding of the ad business and improvement.

Enterprise Solutions

  •
  Yahoo! Portal Solutions, formerly known as Corporate Yahoo!, now has 40 customers. Yahoo! recently entered into a multi-year agreement with CIGNA Corporation that will give 16 million CIGNA health care members and retirement plan participants the opportunity to have personalized benefits Web sites based on the My Yahoo! interface starting in the first half of 2002. Yahoo! Portal Solutions also continued to post international wins through agreements with BBVA in Spain and Cemex in Mexico.

  •
  The company announced the formation of a strategy services practice for the Yahoo! Enterprise Solutions division and the appointment of Joseph Cha to the new position of vice president for strategy services. The strategy services department is a key new element in Yahoo!'s efforts to expand business service offerings to clients.

  •
  Yahoo! Broadcast Solutions averaged nearly 13 million hours per month of streamed audio and video in the fourth quarter and delivered 707 corporate events for 532 customers.

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  •
  In October, Yahoo! launched Yahoo! Mail—Business Edition, a new premium service that allows small businesses to get a professional, branded e-mail address that is easier to use and more affordable than alternative business e-mail hosting solutions.

  •
  Yahoo! Store numbers rose to record 17,000 merchants, and Yahoo! launched Ad Manager, a cost-effective, self-service advertising tool that enables Yahoo! Store merchants to create, purchase and manage advertising campaigns on the Yahoo! network within almost any budget.

Consumer Services

  •
  The company launched Yahoo! Essentials, an easy-to-download application that customizes consumers' desktop environments by installing Yahoo!'s most popular products and services, including Yahoo! Messenger, Mail, Briefcase, Photos, Games, My Yahoo!, Search and Companion, on their Windows operating system.

Commerce

  •
  Yahoo! enabled approximately $1.5 billion in commerce transactions in the fourth quarter of 2001.

  •
  During the fourth quarter, Yahoo! launched the new Yahoo! Shopping network, which integrates the company's U.S. commerce offerings including: Auctions, Classifieds, Shopping and Warehouse, the new discount shopping platform. These enhancements bolster Yahoo!'s commerce platform by providing consumers with easier access to multiple shopping options, and by offering Yahoo! sellers and merchants increased visibility for their merchandise.

  •
  Yahoo! also introduced a new performance-based pricing model for Yahoo! Auctions resulting in a 24 percent increase in U.S. listings since November. Yahoo! Auctions began charging sellers based on the final value of an item sold, while reducing item listing fees, making it more cost effective to list on Yahoo! Auctions and deepening our relationship with the selling community.

  •
  Expanding on its commitment to personal finance, Yahoo! Finance introduced Money Manager, a free set of financial tools and services that provides an integrated view of an individual's financial life, organizing and summarizing everything consumers need to know about their money in one convenient online location. It enables users to automatically track their finances and net worth, analyze their spending habits and long-term goals, benchmark their investments against the market, actively manage their money with the ability to pay bills and move funds among financial accounts, and can even save consumers money on wireless, long-distance and banking services.

  •
  Just this week, Yahoo! Finance also announced an agreement with Intuit to offer consumers online tax preparation and filing services through the Yahoo! Tax Center.

Communications

  •
  Yahoo!'s communication platform, including Yahoo! Messenger, Yahoo! Mail and Yahoo! Groups, delivered 19.1 billion messages in December. Messages delivered in the fourth quarter were up over 30 percent from the previous quarter.

  •
  Yahoo! Messenger launched IMVironments™, the first interactive, multimedia experience delivered within the Yahoo! Messenger window. Marketing partners for this first-of-its-kind instant messaging viral marketing tool include Dilbert, Garbage, Nintendo of America Inc., PEANUTS, and Sanrio. Yahoo! Messenger IMVironments—"instant messaging environments"—are interactive, themed backgrounds for Yahoo! Messenger conversations that appear directly in the instant messaging window and are shared virally among friends.

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Media and Information

  •
  In November, Yahoo! launched FIFAworldcup.com, the official web site of the 2002 FIFA World Cup in Japan and Korea. Budweiser, MasterCard International and the Korean National Tourism Organization (KNTO) have joined as site sponsors. In September, Yahoo! and FIFA entered into an exclusive, multi-year, global relationship, whereby both parties jointly produce, market and commercially operate the official Web site of the FIFA World Cup™.

  •
  During the fourth quarter, Yahoo! also announced the debut of its new music destination, LAUNCH, Your Yahoo! Music Experience. This new property is the result of Yahoo!'s acquisition of LAUNCH Media, Inc., now a wholly-owned subsidiary, and its subsequent integration with Yahoo! Music. Bringing together the best elements of both sites, Yahoo! has created the Web's premier music destination, offering the most comprehensive music-related content, features and information available.

  •
  Yahoo! Astrology expanded its offerings with new personalized services including a for-pay hotline, email horoscopes, and astrological charts, available to fans around the world.

  •
  Yahoo! Broadcast unveiled new television, movie and music programming and announced a syndication deal with Carsey-Werner Distribution. Some of the unique content announced includes full-length episodes from "Townies," starring Molly Ringwald, Jenna Elfman and Lauren Graham as well as clips from "That 70's Show," "3rd Rock from the Sun," and "Rosanne;" exclusive webcasts from Dr. Stephen Covey and Sting; and a variety of content from Allfood.com.

  •
  Yahoo! and Sony Pictures Digital Entertainment announced a comprehensive online motion picture promotional agreement for the online promotion and marketing of Sony Pictures films. This implementation was a part of the previously announced relationship between Sony Corporation of America and Yahoo!. Select motion picture releases from Sony Pictures Entertainment are being comprehensively integrated across the Yahoo! network.

# # #

Yahoo!, Corporate Yahoo!, My Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of
Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

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QuickLinks

  Exhibit 99.1
Yahoo! Inc. Unaudited Pro Forma Condensed Consolidated Statements of Operations (in thousands, except per share amounts)